ADDENDUM TO THE
DISTRIBUTION AGREEMENT

THIS ADDENDUM, dated as of the 18th day of December, 2007, by and among Brandes Investment Trust, a Delaware statutory trust (the “Trust”), Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”), and Brandes Investment Partners, L.P., a Delaware limited partnership and the investment advisor to the Trust (the “Advisor”), as parties to the Distribution Agreement dated as of October 3, 2005 (the “Agreement”).

WHEREAS, the parties to the Agreement desire to modify the Agreement in the manner set forth herein;

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby modify the Agreement as follows:

Exhibit B (“Exhibit B”) shall be added to the Agreement and is attached hereto.

The Agreement, as modified, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

BRANDES INVESTMENT TRUST	QUASAR DISTRIBUTORS, LLC
By: /s/ Debra McGinty-Poteet	By: /s/ James R. Schoenike
Name: Debra McGinty-Poteet	James R. Schoenike
Title: President	Title: President

BRANDES INVESTMENT PARTNERS, L.P.
By: /s/ Glenn R. Carlson
Name: Glenn R. Carlson
Title: Chief Executive Officer

 Exhibit B
 to the Distribution Agreement
Brandes Investment Trust and Brandes Investment Partners. L.P.

Fund Names

Separate Series of Brandes Investment Trust

Name of Series
Brandes Institutional International Equity Fund
Brandes Separately Managed Account Reserve Trust
Brandes Institutional Core Plus Fixed Income Fund
Brandes Institutional Enhanced Income Fund